Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS CORPORATION REPORTS 1st QUARTER 2007

RESULTS; PROVIDES 2nd QUARTER AND FULL YEAR 2007 OUTLOOK

SBA COMMUNICATIONS CORPORATION (NASDAQ: SBAC); BOCA RATON, FLORIDA, MAY 7, 2007

SBA Communications Corporation (“SBA” or the “Company”) today reported results for the quarter ended March 31, 2007. Highlights of the results include:

☐	First quarter over year earlier period:
•	Site leasing revenue growth of 69.9%
•	Tower cash flow growth of 68.2%
•	Operating income growth of $2.9 million
•	Net loss increased from $9.2 million to $16.4 million
•	Adjusted EBITDA growth of 79.0%
•	Equity Free Cash Flow per share growth of 64.3%

Operating Results

Total revenues in the first quarter of 2007 were $95.8 million, compared to $68.8 million in the year earlier period, an increase of 39.2%. Site leasing revenue of $76.5 million was up 69.9% over the year earlier period and site leasing segment operating profit (as defined below) of $55.9 million was up 71.0%, over the year earlier period. Site leasing contributed 95.9% of the Company’s total segment operating profit in the first quarter of 2007.

Tower Cash Flow (as defined below) for the quarter ended March 31, 2007, was $55.8 million, a 68.2% increase over the year earlier period. Tower Cash Flow margin for the three months ended March 31, 2007 was 75.2%, compared to 75.0% in the year earlier period.

Site development revenues were $19.3 million in the first quarter of 2007 compared to $23.8 million in the year earlier period, an 18.8% decrease. Site development segment operating profit was $2.4 million in the first quarter of 2007, compared to $1.8 million in the year earlier period. Site development segment operating profit margin was 12.5% in the first quarter of 2007, compared to 7.8% in the year earlier period.

Selling, general and administrative expenses were $10.8 million in the first quarter of 2007, compared to $8.9 million in the year earlier period. Included in selling, general and administrative expenses were non-cash compensation charges of $1.4 million and $1.0 million for the first quarter of 2007 and the first quarter of 2006, respectively. Net loss for the first quarter of 2007 was $16.4 million or $(0.16) per share, compared to a net loss of $9.2 million or $(0.11) per share in the year earlier period.

Adjusted EBITDA (as defined below) in the first quarter was $49.0 million, compared to $27.4 million in the year earlier period, a 79.0% increase. Adjusted EBITDA margin was 52.5% in the first quarter of 2007 compared to 40.3% in the year earlier period.

Net cash interest expense and non-cash interest expense, less amortization of deferred financing fees and excluding the impact of interest rate hedging, was $21.9 million and $0, respectively, in the first quarter of 2007, compared to $8.4 million and $5.3 million in the year earlier period.

Equity free cash flow (defined below) for the quarter ended March 31, 2007 was $24.7 million compared to $11.6 million in the year earlier period. Equity free cash flow was $0.23 per share in the quarter ended March 31, 2007 compared to $0.14 per share in the year earlier period, an increase of 64.3%.

“We are off to a good start to 2007,” commented Jeffrey A. Stoops, SBA’s President and Chief Executive Officer. “Customer demand has grown since the beginning of the year and we currently have the largest leasing backlog that we have had since our large tower acquisition last year. We expect customer demand to continue to improve, leading to a stronger second half of 2007 and a solid 2008. Given our favorable view of future customer demand, we intend to continue to be active adding towers and land underneath our towers to our portfolio on terms that are accretive. We are very well positioned to take advantage of tower and land opportunities that we find attractive given our cash position and low cost of financing. We believe the combination of anticipated strong organic growth and accretive investment growth will allow us to continue to materially increase equity free cash flow per share.”

Investing Activities

During the first quarter of 2007, SBA purchased 142 towers and built 9 towers, and as of March 31, 2007 SBA owned 5,702 towers. The 142 towers were purchased for an aggregate cash amount of $51.3 million. Total cash capital expenditures for the first quarter of 2007 were $57.6 million, consisting of $1.5 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $56.1 million of discretionary cash capital expenditures (new tower builds, tower augmentations, tower acquisitions and related earn-outs, and ground lease purchases). The Company spent $4.3 million purchasing land and easements, and extending lease terms, with respect to land underlying its towers.

Since March 31, 2007, SBA has purchased 13 additional towers. The 13 towers were purchased for an aggregate amount of $5.2 million, paid in cash. The Company has agreed to purchase an additional 64 towers for an aggregate amount of $41.5 million. The Company anticipates that these acquisitions will be consummated by the end of 2007.

Financing Activities and Liquidity

On March 26, 2007, the Company sold $350.0 million of 0.375% Convertible Senior Notes due 2010 in a private transaction. The notes are convertible into cash, shares of the Company’s Class A common stock or a combination of cash and stock at an initial conversion rate of 29.7992 shares of Class A common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $33.56. The notes are convertible, at the holder’s option, upon the occurrence of certain circumstances and at any time after October 12, 2010. In connection with the issuance of the notes, SBA entered into convertible note hedge transactions. The convertible note hedge transactions are intended to reduce the dilution to SBA’s Class A common stock upon potential future conversion of the notes. The convertible note hedge transaction has an exercise price equal to the conversion price of the notes. SBA also entered into separate warrant transactions which have an exercise price of $55.00 per share. These transactions will generally have the effect of increasing the conversion price of the notes. SBA used approximately $91.2 million of the net proceeds from the note offering to repurchase 3.24 million shares of its Class A common stock. As of March 31, 2007 the Company had 102.8 million shares of Class A common stock outstanding. The Board has authorized the Company to repurchases up to an additional 2.76 million shares of its Class A common stock in open market transactions from time to time prior to December 31, 2007.

SBA ended the first quarter with $1.555 billion of commercial mortgage-backed pass-through certificates outstanding, $350.0 million of 0.375% Convertible Senior Notes, and net debt of $1.65 billion. Liquidity at March 31, 2007 was approximately $252.6 million, consisting of cash and restricted cash. The Company’s net debt to Annualized Adjusted EBITDA leverage ratio was 8.4x at March 31, 2007.

Outlook

The Company is providing its second quarter and Full Year 2007 Outlook for anticipated results. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

	Quarter ended June 30, 2007			Full Year 2007
	($’s in millions)
Site leasing revenue	$77.0	to	$79.0	$308.0	to	$323.0
Site development revenue	$20.0	to	$23.0	$90.0	to	$100.0
Total revenues	$97.0	to	$102.0	$398.0	to	$423.0
Tower cash flow	$55.5	to	$57.5	$225.0	to	$242.0
Adjusted EBITDA	$49.0	to	$51.0	$202.0	to	$211.0
Net interest expense(1)	$20.0	to	$21.0	$82.0	to	$84.0
Cash taxes paid	$0.3	to	$0.5	$1.5	to	$2.5
Non-discretionary cash capital expenditures(2)	$1.5	to	$2.5	$7.0	to	$9.0
Equity free cash flow(3)	$25.0	to	$29.2	$106.5	to	$120.5
Discretionary cash capital expenditures(4)	$25.0	to	$35.0	$120.0	to	$135.0

(1)	Excludes amortization of deferred financing fees and impact of interest rate hedging.
(2)	Consists of tower maintenance and general corporate capital expenditures.
(3)	Defined as adjusted EBITDA less net interest expense, non-discretionary cash capital expenditures and cash taxes paid.
(4)

Consists of new tower builds, tower augmentations, tower acquisitions and related earnouts and ground lease purchases. We plan on building 80 to 100 new towers in 2007 for our ownership. Second quarter and full year expenditure guidance includes cash expenditures related to pending acquisitions described above.

Conference Call Information

SBA Communications Corporation will host a conference call Tuesday, May 8, 2007 at 10:00 A.M. EDT to discuss the quarterly results. The call may be accessed as follows:

When:	Tuesday, May 8, 2007 at 10:00 A.M. Eastern Daylight Time
Dial-in number:	(800) 230-1096
Conference call name:	“SBA First Quarter Results”
Replay:	May 8, 2007 at 5:00 P.M. through May 22, 2007 at 11:59 P.M.
Number:	(800) 475-6701
Access Code:	870879
Internet access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding (i) the Company’s expectations regarding customer demand, organic growth and accretive investment growth; (ii) the Company’s financial and operational guidance for the second quarter of 2007 and full year 2007; (iii) the Company’s intent to continue to be active adding towers and land underneath its towers and the Company’s belief regarding its ability to do so; (iv) the Company’s expectations regarding tower acquisitions in 2007; (v) the Company’s plan to build 80 to 100 new towers in 2007; and (vi) the Company’s prospects for 2007 and 2008 and its expectations regarding the growth of site leasing revenue, tower cash flow, equity free cash flow and equity free cash flow per share. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on March 1, 2007. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures, (2) the Company’s ability to secure as many site leasing tenants as planned at anticipated lease rates, (3) the Company’s ability to retain current lessees on towers, including our ability to deal with the impact, if any, of recent consolidation among wireless service providers, (4) the Company’s ability to secure and deliver anticipated services business at contemplated margins, (5) the Company’s ability to maintain expenses and cash capital expenditures at appropriate levels for our business,

(6) the business climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular, (7) the continued dependence on towers and outsourced site development services by the wireless carriers, (8) the Company’s ability to build 80 to 100 new towers in 2007 and (9) the Company’s ability to acquire towers and land underneath towers on terms that are accretive. With respect to its expectations regarding pending tower acquisitions these factors also include satisfactorily completing due diligence, and the ability and willingness of each party to fulfill their respective closing conditions. With respect to the Company’s plan for new builds these factors also include identifying and obtaining a location attractive to our customers, executing new leases on such towers and obtaining the necessary regulatory and environmental permits on a timely basis.

Information on non-GAAP financial measures is presented below under “Non-GAAP Financial Measures.” This press release will be available on our website at www.sbasite.com.

For additional information about SBA, please contact Pam Kline, Vice-President-Capital Markets, at (561) 226-9232, or visit our website at www.sbasite.com.

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 25,000 antenna sites in the United States.

Non-GAAP Financial Measures

Segment Operating Profit and Segment Operating Profit Margin

This press release includes disclosures regarding our Site Leasing Segment Operating Profit and Site Development Segment Operating Profit, which are non-GAAP financial measures. Each respective Segment Operating Profit is defined as segment revenue less segment cost of revenue (excluding depreciation, accretion and amortization) and Segment Operating Profit Margin is defined as Segment Operating Profit divided by segment revenue. Total Segment Operating Profit is the total of the Segment Operating Profits of the two segments. Segment Operating Profit and Segment Operating Profit Margin are, in our opinion, indicators of the operating performance of our site leasing and site development segments and each is used to provide management with the ability to monitor the operating results and margin of each segment, while excluding the impact of depreciation, accretion and amortization, which is largely fixed. Segment Operating Profit and Segment Operating Profit Margin are not intended to be alternative measures of revenue, segment gross profit or segment gross profit margin as determined in accordance with GAAP.

The Non-GAAP measurements of Segment Operating Profit and Segment Operating Profit Margin have certain material limitations. Specifically these measurements do not include depreciation, accretion or amortization expense. As we use capital assets in our business, depreciation, accretion and amortization expense is a necessary element of our costs and ability to generate profits. Therefore, any measure that excludes depreciation, accretion and amortization expense has material limitations. We compensate for these limitations by using Segment Operating Profit and Segment Operating Profit Margin as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of the operating performance of our segments.

The reconciliation of Site Leasing Segment Operating Profit and Site Development Segment Operating Profit and the calculation of Segment Operating Profit Margin are as follows:

	Site leasing segment		Site development segment
	For the three months ended March 31,		For the three months End March 31,
	2007	2006	2007	2006
	(in thousands)
Segment revenue	$76,510	$45,029	$19,298	$23,775
Segment cost of revenue (excluding depreciation, accretion and amortization)	(20,588)	(12,331)	(16,878)	(21,932)

Segment operating profit	$55,922	$32,698	$2,420	$1,843

Segment operating profit margin (1)	73.1%	72.6%	12.5%	7.8%

(1)	Segment operating profit margin for a particular quarterly period is segment operating profit divided by segment revenue.

Tower Cash Flow and Tower Cash Flow Margin

This press release, including our 2007 Outlook includes disclosures regarding Tower Cash Flow and Tower Cash Flow Margin, which are non-GAAP financial measures. Tower Cash Flow is defined as Site Leasing Segment Operating Profit excluding non-cash leasing revenue and non-cash ground lease expense and Tower Cash Flow Margin is defined as Tower Cash Flow divided by the sum of site leasing revenue minus non-cash site leasing revenue. We discuss these non-GAAP financial measures because we believe these items are indicators of performance of our site leasing operations. In addition, Tower Cash Flow is a component of the calculation used by our lenders to determine compliance with our senior credit facility. Neither Tower Cash Flow nor Tower Cash Flow Margin are intended to be alternative measures of site leasing gross profit nor of site leasing gross profit margin as determined in accordance with GAAP.

The Non-GAAP measurements of Tower Cash Flow and Tower Cash Flow Margin have certain material limitations. Specifically these measurements do not include leasing revenue of a non-cash nature and ground lease expense of a non-cash nature. Because these non-cash leasing revenue and non-cash ground lease expenses reflect the straight-line impact of the tenant leases and ground leases associated with our site leasing operations, any measure that excludes these non-cash items has material limitations. We compensate for these limitations by using Tower Cash Flow and Tower Cash Flow Margin as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of the profitability of our site leasing operations.

The reconciliation of Tower Cash Flow is as follows:

	For the three months ended March 31,
	2007	2006
	(in thousands)
Site leasing revenue	$76,510	$45,029
Site leasing cost of revenue (excluding depreciation, accretion and amortization)	(20,588)	(12,331)

Site leasing segment operating profit	55,922	32,698
Non-cash leasing revenue	(2,396)	(803)
Non-cash ground lease expense	2,242	1,269

Tower Cash Flow(1)	$55,768	$33,164

(1) Tower Cash Flow for the three months ended June 30, 2007 and fiscal year 2007 will be calculated in the same manner.

The calculation of Tower Cash Flow Margin is as follows:

	For the three months ended March 31,
	2007	2006
	(in thousands)
Site leasing revenue	$76,510	$45,029
Non-cash leasing revenue	(2,396)	(803)

Site leasing revenue minus non-cash revenue	$74,114	$44,226

Tower Cash Flow(1)	$55,768	$33,164

Tower Cash Flow Margin	75.2%	75.0%

(1)	Tower Cash Flow for the three months ended June 30, 2007 and fiscal year 2007 will be calculated in the same manner.

Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin

This press release, including our 2007 Outlook, includes disclosures regarding Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin. Adjusted EBITDA is defined as loss from continuing operations plus net interest expenses, provision for taxes, depreciation, accretion and amortization, asset impairment and other charges, non-cash compensation, loss from write-off of deferred financing fees and extinguishment of debt, other expense and excluding non-cash leasing revenue, non-cash ground lease expense, other income and one-time costs related to transition and integration costs in connection with the AAT acquisition. We have included these non-GAAP financial measures because we believe these items are indicators of the profitability and performance of our core operations and reflect the changes in our operating results. Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by the sum of total revenue minus non-cash leasing revenue. In addition, Adjusted EBITDA is a component of the calculation used by our lenders to determine compliance with our senior credit facility. Neither Adjusted EBITDA, Annualized Adjusted EBITDA nor Adjusted EBITDA Margin are intended to be alternative measures of operating income or gross profit margin as determined in accordance with GAAP.

The Non-GAAP measurements of Adjusted EBITDA, Annualized Adjusted EBITDA and the Adjusted EBITDA Margin have certain material limitations, including the following:

* They do not include interest expense. Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate profits and cash flows. Therefore any measure that excludes interest expense has material limitations;

* They do not include depreciation, accretion and amortization expense. As we use capital assets, depreciation, accretion and amortization expense is a necessary element of our costs and ability to generate profits. Therefore any measure that excludes depreciation, accretion and amortization expense has material limitations;

* They do not include provision for taxes. Because the payment of taxes is a necessary element of our costs, particularly in the future, any measure that excludes tax expense has material limitations;

* They do not include non-cash expenses such as asset impairment and other charges, non-cash compensation, other expense/income, non-cash leasing revenue and non-cash ground lease expense. Because these non-cash items are a necessary element of our costs and our ability to generate profits, any measure that excludes these non-cash items has material limitations.

* They do not include one-time costs related to transition and integration costs incurred in connection with the AAT acquisition. Because these items are indicative of actual expenses incurred by the Company, any measure that excludes these costs has material limitations.

We compensate for these limitations by using Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin as only three of several comparative tools, together with GAAP measurements, to assist in the evaluation of our profitability and operating results.

The reconciliation of Adjusted EBITDA and the calculation of Annualized Adjusted EBITDA are as follows:

	For the three months ended March 31,
	2007	2006
	(in thousands)
Loss from continuing operations	$(16,394)	$(9,205)
Interest income	(1,226)	(853)
Interest expense	24,788	14,490
Depreciation, accretion and amortization	40,293	21,295
Provision for taxes(1)	327	398
Non-cash compensation	1,417	1,082
Non-cash leasing revenue	(2,396)	(803)
Non-cash ground lease expense	2,242	1,269
Other	(35)	(287)
AAT one-time transition and integration expense	5	—

Adjusted EBITDA(2)	$49,021	$27,386

Annualized Adjusted EBITDA(3)	$196,084	$109,544

(1)

For the three months ended March 31, 2007 and March 31, 2006, these amounts included $235 and $225, respectively, of franchise taxes reflected on the Statement of Operations in selling, general and administrative expenses.

(2)	Adjusted EBITDA for the three months ended June 30, 2007 and fiscal year 2007 will be calculated the same way.
(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months ended March 31,
	2007	2006
	(in thousands)
Total revenues	$95,808	$68,804
Non-cash leasing revenue	(2,396)	(803)

Total revenue minus non-cash revenue	$93,412	$68,001

Adjusted EBITDA	$49,021	$27,386

Adjusted EBITDA Margin(1)	52.5%	40.3%

(1)	Adjusted EBITDA Margin for the three months ended June 30, 2007 and fiscal year 2007 will be calculated in the same manner.

Net Debt and Leverage Ratio

This press release includes disclosures regarding Net Debt and Leverage Ratio. Net Debt is defined as debt minus cash and cash equivalents, short-term restricted cash and short-term investments. Leverage Ratio is defined as Net Debt divided by Annualized Adjusted EBITDA. We have included these non-GAAP financial measures because we believe these items are indicators of our financial condition. The non-GAAP measurements of Net Debt and Leverage Ratio have certain material limitations. Specifically these measurements exclude cash and cash equivalents, short-term restricted cash and short-term investments thereby reducing our debt position. Because we may not be able to use our cash to reduce our debt on a dollar-for-dollar basis, this measure may have material limitations. In addition, since a component of our Leverage Ratio is Annualized Adjusted EBITDA, this measure is subject to the same material limitations associated with Adjusted EBITDA. We compensate for these limitations by using Net Debt and our Leverage Ratio as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of our financial condition.

The calculations of Net Debt and Leverage Ratio are as follows:

March 31, 2007
(in thousands)
Long-term debt	$1,905,000
Less:
Cash and cash equivalents and restricted cash	(252,604)

Net debt	$1,652,396
Divided by:
Annualized Adjusted EBITDA	196,084

Leverage ratio	8.4x

Equity Free Cash Flow and Equity Free Cash Flow Per Share

This press release, including our 2007 Outlook, also includes disclosures regarding Equity Free Cash Flow and Equity Free Cash Flow Per Share which are non-GAAP financial measures. Equity Free Cash Flow is defined as Adjusted EBITDA minus net interest expense, non-discretionary cash capital expenditures and cash taxes paid. Equity Free Cash Flow Per Share is defined as Equity Free Cash Flow divided by the weighted average shares outstanding for the period. We discuss Equity Free Cash Flow and Equity Free Cash Flow Per Share because we believe that these measures are indicators of the amount of cash produced by our business and thus reflects the amount that may be available for reinvestment in the business through discretionary capital expenditures, repayment of indebtness or return to shareholders. Equity Free Cash Flow is not intended to be an alternative measure of cash flow from operations or operating income as determined in accordance with GAAP. Equity Free Cash Flow Per Share is not intended to be an alternative measure of earnings per share as determined in accordance with GAAP.

The use of Equity Free Cash Flow and Equity Free Cash Flow Per Share has certain material limitations. Specifically these measurements do not include discretionary capital expenditures. Because the determination of which capital expenditures are discretionary is subject to various interpretations and because these types of capital expenditures are an integral part of our plans for growth, any measure that excludes these items has material limitations. Furthermore, as the calculations of Equity Free Cash Flow and Equity Free Cash Flow Per Share are based on our Adjusted EBITDA, this measure is subject to the same material limitations associated with Adjusted EBITDA. In addition, by using Adjusted EBITDA as the starting point rather than cash flow from operating activities, timing differences on the cash receipts and disbursements of a number of items, primarily in working capital, are not captured. We compensate for these limitations by using Equity Free Cash Flow and Equity Free Cash Flow Per Share as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of our cash flow from operations.

The reconciliation of Equity Free Cash Flow is as follows:

	For the three months ended March 31,
	2007	2006
	( in thousands)
Adjusted EBITDA	$49,021	$27,386
Net interest expense(1)	(21,912)	(13,625)
Non-discretionary cash capital expenditures	(1,534)	(1,507)
Cash taxes paid	(830)	(627)

Equity free cash flow(2)	$24,745	$11,627

(1)	Excludes amortization of deferred financing fees and interest rate hedging benefits, and includes non-cash accretion on 9 3/4% senior discount notes.
(2)	Equity free cash flow for the three months ended June 30, 2007 and fiscal year 2007 will be calculated in the same manner.

The calculation of Equity Free Cash Flow Per Share is as follows:

	For the three months ended March 31,
	2007	2006
	(in thousands except per share amounts)
Equity Free Cash Flow	$24,745	$11,627
Divided by: Weighted average number of common shares	105,666	85,694

Equity Free Cash Flow Per Share	$0.23	$0.14

CONSOLIDATED STATEMENTS OF OPERATIONS

($’s in thousands)

(unaudited)

	For the three months ended March 31,
	2007	2006
Revenues:
Site leasing	$76,510	$45,029
Site development	19,298	23,775

Total revenues	95,808	68,804

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion and amortization shown below):
Site leasing	20,588	12,331
Site development	16,878	21,932
Selling, general and administrative (including $1,357 and $1,024 of non-cash compensation in 2007 and 2006, respectively)	10,824	8,928
Depreciation, accretion and amortization	40,293	21,295

Total operating expenses	88,583	64,486

Operating income	7,225	4,318

Other income (expense):
Interest income	1,226	853
Interest expense(1)	(22,996)	(8,349)
Non-cash interest expense	—	(5,265)
Amortization of deferred financing fees	(1,792)	(876)
Other income	35	287

Total other expense	(23,527)	(13,350)

Loss before provision for income taxes	(16,302)	(9,032)
Provision for income taxes	(92)	(173)

Net loss	$(16,394)	$(9,205)

Basic and diluted loss per common share	$(0.16)	$(0.11)

Weighted average number of common shares	105,666	85,694

	For the three months ended March 31,
	2007	2006
Other Data:
Tower Cash Flow	$55,768	$33,164

Adjusted EBITDA	$49,021	$27,386

Equity Free Cash Flow	$24,745	$11,627

(1)	Includes $142 and $864 of impact of interest rate hedges for the three months ended March 31, 2007 and 2006, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2007	December 31, 2006
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$219,484	$46,148
Restricted cash	33,120	34,403
Accounts receivable, net of allowances of $1,655 and $1,316 in 2007 and 2006, respectively	17,186	20,781
Other current assets	24,938	26,275

Total current assets	294,728	127,607

Property and equipment, net	1,114,510	1,105,942
Intangible assets, net	738,566	724,872
Deferred financing fees, net	40,032	33,221
Other long-term assets	58,348	54,650

Total assets	$2,246,184	$2,046,292

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$22,655	$27,346
Interest payable	4,071	4,056
Other current liabilities	28,890	26,952

Total current liabilities	55,616	58,354

Long-term liabilities:
Long-term debt	1,905,000	1,555,000
Deferred revenue	5,684	1,992
Other long-term liabilities	47,494	45,025

Total long-term liabilities	1,958,178	1,602,017

Shareholders’ equity	232,390	385,921

Total liabilities and shareholders’ equity	$2,246,184	$2,046,292

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the three months ended March 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(16,394)	$(9,205)
Depreciation, accretion and amortization	40,293	21,295
Other non-cash items reflected in Statements of Operations	3,049	6,148
Changes in operating assets and liabilities	(400)	(3,026)

Net cash provided by operating activities	26,548	15,212

CASH FLOWS FROM INVESTING ACTIVITIES:
Maturity of short-term investments	—	19,900
Capital expenditures	(5,771)	(5,625)
Acquisitions and related earn-outs	(51,804)	(24,249)
Proceeds from sale of fixed assets	25	79
Payment of restricted cash relating to tower removal obligations	(257)	(630)

Net cash used in investing activities	(57,807)	(10,525)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of 0.375% convertible senior notes, net of fees paid	342,125	—
Payment for repurchase of shares	(91,236)	—
Payment for purchase of convertible note hedges	(77,200)	—
Proceeds from issuance of warrants	27,261	—
Fees paid relating to equity offering	—	(44)
Release of restricted cash relating to CMBS Notes	1,580	8,240
Deferred financing fees paid relating to CMBS Notes	(314)	(313)
Proceeds from employee stock purchase/option plans	2,379	1,370

Net cash provided by financing activities	204,595	9,253

NET INCREASE IN CASH AND CASH EQUIVALENTS	173,336	13,940

CASH AND CASH EQUIVALENTS:
Beginning of period	46,148	45,934

End of period	$219,484	$59,874

	For the three months ended March 31, 2007	For the three months ended March 31, 2006
	(in thousands)

SELECTED CASH CAPITAL EXPENDITURE DETAIL:

Tower new build construction	$2,748	$2,832

Operating tower construction:
Tower upgrades/augmentations	1,489	1,286
Maintenance/improvement capital expenditures	1,024	739

	2,513	2,025

General corporate expenditures	510	768

	$5,771	$5,625